Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com

MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. TO HOST 2005 FOURTH QUARTER

AND FULL YEAR EARNINGS CONFERENCE CALL

AND CONFIRMS 2005 FOURTH QUARTER GUIDANCE

ATLANTA, January 26, 2006 – HomeBanc Corp. (NYSE: HMB) will host a conference call on Thursday, March 9, 2006, at 10:30 a.m., Eastern time, to review its financial results for the three and twelve months ended December 31, 2005. HomeBanc Corp. will issue a press release disclosing its financial results for the three and twelve months ended December 31, 2005 before the market opens on March 9, 2006.

The conference call dial-in number is 800-949-8987 in the United States and Canada and 706-634-0965 from international locations. The conference ID number is 4588827. You may also listen to the call on www.earnings.com and on the HomeBanc Corp. website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under Investor Relations – Financial/Statistical Information and also on the Company’s website under Investor Relations – Webcast Live link. The Internet broadcast will be archived on both websites until March 23, 2006. A digital recording of the conference call will be available for replay two hours after the call’s completion and will be available through March 16, 2006. To access this recording, dial 800-642-1687 and conference ID 4588827.

The Company also confirms its previous guidance for consolidated GAAP net income estimated at $0.00 to $0.02 per common share and estimated REIT taxable earnings(1) of $0.27 to $0.29 per common share for the three months ended December 31, 2005. Additionally, the Company is providing the following operating statistics for the periods indicated:

($s in billions)	Unaudited Q4 2005	Unaudited Q4 2004	% Change
Total Loan Originations	$1.5	$1.3	15%
Purchase	$1.1	$1.0	10%
Refinance	$0.4	$0.3	33%
Adjustable-Rate Mortgages	$1.0	$1.0	—
Fixed-Rate Mortgages	$0.5	$0.3	67%
Loan Applications	$1.5	$1.5	—
REIT Investment Portfolio	$5.6	$2.9	93%

(1)

REIT taxable earnings is a non-GAAP financial measure. We define REIT taxable income to be REIT taxable income calculated under the Internal Revenue Code of 1986, as amended, for purposes of the REIT distribution requirement. Because of the REIT tax requirements on distributions, Company management believes that REIT taxable earnings is an additional meaningful measure to evaluate the Company’s operating performance. The most comparable GAAP measure is net income (loss). REIT taxable earnings should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. HomeBanc uses REIT taxable earnings as the basis for establishing the amount of dividends payable to holders of its common stock.

2005 Dividend Tax Information

For dividends declared and recorded in 2005 on the Company’s common stock, no portion of any dividend in 2005 is considered a return of capital or capital gain dividend.

Shareholders who are taxed as individuals will treat all 2005 dividends as ordinary income taxable at ordinary income tax rates. Corporate shareholders will not be eligible for the dividends received deduction with respect to these distributions.

The Company estimates that of its 2005 dividend, approximately 14% of the amount distributed or treated as distributed to shareholders in 2005 will be characterized as excess inclusion income. Special rules apply to the taxation of excess inclusion income. For example:

•	Tax-exempt shareholders that are subject to taxation on unrelated business taxable income will need to pay tax on the portion of their dividend classified as excess inclusion income;

•	Taxable U.S. shareholders may not offset the portion of their dividends classified as excess inclusion income with net operating losses.

The section entitled “2005 Dividend Tax Information” above is not tax advice and is not a substitute for tax planning. You should consult your tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you regarding your ownership of shares of HomeBanc Corp.’s common stock.

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. For more information about HomeBanc Corp., HomeBanc Mortgage Corporation or the company’s mortgage products, contact HomeBanc at www.HomeBanc.com.

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the Company’s estimated consolidated GAAP net income and estimated REIT taxable earnings, and estimated percentage of dividends that represent excess inclusion income. Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, risks of changes in interest rates on our mortgage loan production and our interest sensitive assets and liabilities; the effects of changes in interest rates on the credit risks of customers and on the mix and types of loans sought by its customers; risks inherent in originating mortgage loans; and its ability to meet the requirements for operation as a REIT; the risk that loan applications may not be indicative of loan origination volume realized in the future due to fallout from applicants not completing the application process or not closing a loan, risk of adjustments arising during our audit, and the other risks described in the Company’s

SEC reports and filings under “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

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